EXHIBIT 99

[TSI LOGO]

news release

Contact:	Raymond L. Lawless
Chief Financial Officer
(813) 273-3000

TSI Announces Fourth Quarter and

Year End 2002 Financial Results

Tampa, Fla. March 13, 2003—TSI Telecommunication Services Inc. (TSI), a global communications technology company, reported EBITDA of $124.2 million on total revenues, excluding off-network database queries, or pass-thru, of $261.5 million for the fiscal year ended December 31, 2002. TSI also announced EBITDA of $30.2 million on total revenues, excluding pass-thru, of $60.9 million for the fourth quarter ended December 31, 2002.

“We are very proud of our accomplishments in 2002, TSI’s first year as an autonomous company,” Chief Executive Officer Ed Evans said. “Our team did a great job in transitioning this organization from a corporate subsidiary to an independent business. We secured contracts with new customers, renewed our major customer contracts, enhanced our network service offerings and improved our organizational structure to become more keenly focused on our customers and the market.”

Chief Financial Officer Ray Lawless said, “In 2002, TSI continued to generate strong cash flows, creating the ability to de-lever the company at a rapid pace. Based on our 2002 results, we will repay 10% of our total debt and 19% of our senior debt outstanding at the time of acquisition.”

Fourth Quarter Highlights

•	TSI contracted to provide GSM network transport and conversion services to leading Japanese operator J-Phone, enabling seamless international roaming between Japan and North America and part of Latin America.

•	TSI and BT formed an agreement to launch SS7 signaling services to provide bi-lateral roaming between British Telecom wireless customers and North American GSM operators, providing the first alternative source for this type of service.

•	TSI gained Western Wireless as a contracted clearing and settlement customer.

•	TSI formed an agreement with Telemetrix that combines TSI’s short message service (SMS) interoperability expertise with Telemetrix’s connectivity to wireless operators to deliver valuable content to subscribers.

(more)

TSI Telecommunication Services Inc.    1-888-724-3579    Outside of North America: 1-813-209-5944 www.tsiconnections.com

TSI 4Q Earnings/page two

Annual Business Highlights

•	TSI continued to generate strong cash flows, creating the ability to de-lever the company at a rapid pace, bringing the company’s total leverage ratio, pro forma for 2002’s excess cash flow payment, down to 3.8x versus 4.2x at February 14, 2002.

•	TSI significantly increased the geographic presence and signaling capacity of its network by adding facilities and increasing the number of signaling points by nearly 80%.

•	Calling name and toll-free 800 network database products were launched and contracts were secured with ten customers.

•	Bi-lateral signaling services, known as SCCP gateway services were launched, increasing the scope of TSI’s GSM product offerings.

•	TSI successfully transitioned to an independent company, assuming all of the responsibilities and systems performed by its former parent company without any interruption to customers or employees.

•	TSI, with its solutions partner, secured wireless number portability contracts with seven out of the top ten U.S. wireless customers.

•	The TSI sales force was regionalized, placing directors in three distinct U.S regions and individual account managers in nearly every major city where top ten customers are headquartered. A sales force presence was established in Hong Kong, Beijing and London.

•	Every major customer contract slated for renewal in 2002 was renewed for three-to-five years.

Full Year Results

“Our financial results speak to TSI’s ability to adjust well to challenging business conditions,” said Lawless. “We have been successful in maintaining our profitability and are very pleased with our cash flow results, which allow us to make an excess cash flow payment of $37 million on senior debt.”

Note: The purchase of TSI from Verizon was completed on February 14th, 2002. As a result of the required purchase accounting rules, the financial statements of TSI result in different accounting basis and, hence, the information for the period beginning on February 14th, 2002 is not entirely comparable to the information prior to that date. The revenues for these pre- and post- acquisition periods have been combined to aid in comparison to our 2001 financial results. The unaudited pro forma financial information does not purport to be indicative of the results actually achieved or that may be expected to occur in the future.

Total Revenue

Total revenue in 2002 was $331.2 million, which was an 8.3% percent decrease over last year. Total 2002 revenues, excluding pass-thru, were $261.5 million or a 10.5% decrease over the prior year. Pro forma for known losses, including the expected shift of Cingular’s clearing business to another provider, the planned loss of Verizon Wireless’ telematics and prepaid wireless services early in 2001 and a one-time hardware sale that was recorded in the fourth quarter of 2001, year-

(more)

TSI Telecommunication Services Inc.    1-888-724-3579    Outside of North America: 1-813-209-5944 www.tsiconnections.com

TSI 4Q Earnings/page three

over-year net revenue would be down only 1%. Pro forma adjustments are not considered to be generally accepted accounting principles (GAAP) but are provided to give comparable recurring revenue comparisons.

Network Services

Network services provide customers with connectivity to TSI’s SS7 network and other widely used communications networks, access to intelligent network services and use of network monitoring tools. Total Network Services revenues for 2002 were $179.5 million, a 2.9% increase over 2001. Total network services revenue, excluding pass-thru, was $109.8 million or a 4.2% increase over 2001 based on continued strong demand for TSI’s SS7 products.

Technology Interoperability Services

These services address technology interoperability complexities by acting as the primary point of contact for hundreds of wireless carriers for the processing of roaming, billing and SMS transactions. Total Technology Interoperability Services revenue for 2002 were $78.7 million in 2002, a 4.4% decrease from the prior year. Pro forma for the migration of Cingular’s clearing business to its affiliate provider, revenues in this category would be up 5.9% due to industry-wide increases in the volume of roaming calls.

Call Processing Services

These services provide wireless carriers call delivery, subscriber verification and fraud prevention and detection solutions. Total Call Processing Services annual revenues were $52.8 million, a 19.1% decrease from a year ago, primarily due to carriers implementing SS7 connections between their own networks and those of their roaming partners.

Other Outsourcing Services

TSI’s Other Outsourcing Services include revenues generated primarily in prepaid wireless services, telematics and corporate account management. The Other Outsourcing Services revenues for 2002 were $20.3 million, a 48.4% decrease over 2001. Pro forma for expected revenue losses, this category was relativity flat with 2.2% year-over-year growth.

Fourth Quarter Results

Total Revenue

Fourth quarter revenue was $75.0 million, a 20.8% decrease over the same period last year. Total revenues, excluding pass-thru, were $60.9 million or a 19% decrease. Pro forma for known revenue losses, total revenues before pass-thru declined 6.7%.

Network Services

Total Network Services revenue decreased 16.3% year-over-year to $40.1 million. Network services, excluding pass-thru, was $26.0 million or an 8.4% decrease over the same quarter a year ago, Primarily the merger of Alltel and CenturyTel drove this decrease in network services revenue. During the quarter, TSI initiated its first billings for wireless number portability services.

Technology Interoperability Services

Technology Interoperability Services revenue totaled $17.4 million, a 10.7% decrease from last year’s fourth quarter, attributable in part to the termination of an agreement with Adelphia Business Systems and the known migration of Cingular’s clearing business to its affiliate provider. Pro forma for those losses, revenue in this category would be flat year over year.

Call Processing Services

Call Processing Services revenues were $12.4 million in the fourth quarter, a 14.5% decrease from a year ago, primarily due to a shift in revenue to Network Services as carriers implement

(more)

TSI Telecommunication Services Inc.    1-888-724-3579    Outside of North America: 1-813-209-5944 www.tsiconnections.com

TSI 4Q Earnings/page four

SS7 connections between their own networks and those of their roaming partners.

Other Outsourcing Services

TSI’s Other Outsourcing Services segment revenue in this segment was $5.0 million for the quarter. This segment includes services such as prepaid wireless, telematics and corporate account consolidation. Pro forma for a one-time sale of hardware and the planned loss of a telematics customer, other outsourcing services would have been up 4.4% over last year.

Fourth Quarter and Full Year 2002 Results Earnings Call

TSI will host a conference call on Friday, March 14, 2003 at 9:00 a.m. (EST) to review its fourth quarter results. To participate on this call, please dial 1 (800) 289-0496 (for U.S. callers) or +1 (913) 981-5519 (international direct dial). The pass code for this call is 174493.

A replay of this call will be available beginning Friday, March 14, 2003 at 1:00 p.m. (EST) through March 21, 2003, 5:00 p.m. (EST). To access the replay, please dial 1 (888) 203-1112 (for U.S. callers), or +1 (719) 457-0820 (international direct dial). The replay pass code is 174493.

About TSI

TSI Telecommunication Services Inc. (TSI) is a global communications technology company specializing in innovative business and network engineering solutions that manage and interconnect voice and data systems in 26 countries throughout North America, Central and Latin America, Asia Pacific and Europe. TSI provides technology interoperability, network services and call processing to more than 250 mobile operators, wireline carriers, emerging telecom market entrants and business customers. Products include SS7 intelligent network solutions, clearing and settlement services, voice and data roaming facilitation, fraud management, revenue enhancement solutions and more than 25 other integrated services. TSI is a privately owned corporation headquartered in Tampa, Fla., U.S.A., with offices in major cities throughout the United States and offices in Amsterdam, London, Luxembourg, Beijing and Hong Kong. For more information, visit www.tsiconnections.com.

CUSIP: 87287VAB8 Bloomberg Tickers: TSITEL (Bond) 32497Z (Equity)

Cautions about Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding TSI’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

(more)

TSI Telecommunication Services Inc.    1-888-724-3579    Outside of North America: 1-813-209-5944 www.tsiconnections.com

TSI Telecommunication Services Inc.

Condensed Consolidated Statements of Operations (unaudited)

(Dollars in thousands)

	Predecessor	Predecessor	Successor	Predecessor	Successor	Combined Twelve Months Ended Dec 31, 2002
	Three Months Ended Dec 31, 2001	Twelve Months Ended Dec 31, 2001	Three Months Ended Dec 31, 2002	Period from Jan 1 to Feb 13, 2002	Period from Feb 14 to Dec 31, 2002
Revenues Excluding Off Network Database Queries	$75,122	$292,242	$60,876	$31,409	$230,099	$261,508
Off Network Database Queries	19,559	69,116	14,112	8,587	61,117	69,704

Total Revenues	94,681	361,358	74,988	39,996	291,216	331,212

Cost of operations	47,280	169,025	30,900	20,655	127,251	147,906

Gross Margin	47,401	192,333	44,088	19,341	163,965	183,306

Gross Margin %	50.1%	53.2%	58.8%	48.4%	56.3%	55.3%
Gross Margin % before Off Network Database Queries	63.1%	65.8%	72.4%	61.6%	71.3%	70.1%

Sales and marketing	6,822	24,348	5,290	2,614	19,404	22,018
General and administrative	9,533	43,452	8,598	4,341	32,713	37,054
Depreciation and amortization	5,264	15,203	9,211	1,464	32,110	33,574
Restructuring	—	—	—	—	2,845	2,845

Operating income	25,782	109,330	20,989	10,922	76,893	87,815

Other income (expense), net
Interest income (expense), net	1,194	3,903	(14,754)	432	(53,147)	(52,715)
Other, net	(1)	(80)	(1)	(19)	(8)	(27)

	1,193	3,823	(14,755)	413	(53,155)	(52,742)

Income before provision for income taxes	26,975	113,153	6,234	11,335	23,738	35,073
Provision for income taxes	10,521	43,895	2,455	4,418	9,320	13,738

Net income	16,454	69,258	3,779	6,917	14,418	21,335
Preferred unit dividends	—	—	(6,714)	—	(22,952)	(22,952)

Net income (loss) attributable to common stockholder/unitholders	$16,454	$69,258	$(2,935)	$6,917	$(8,534)	$(1,617)

EBITDA(1)	$31,045	$124,453	$30,199	$12,367	$111,840	$124,207

EBITDA Margin	32.8%	34.4%	40.3%	30.9%	38.4%	37.5%

Selected Balance Sheet Information
Cash		$284			$39,582
Senior debt (net of discount)		$—			$264,343
Total debt (net of discount)		$—			$504,600

Senior debt (outstanding face value)		$—			$278,333
Total debt (outstanding face value)		$—			$523,333

1)	EBITDA is earnings before interest, taxes, depreciation, amortization and restructuring plus other income, net.

TSI Telecommunication Services Inc.    1-888-724-3579    Outside of North America: 1-813-209-5944 www.tsiconnections.com